Exhibit 10.92

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Release”) is entered into by and between BRIAN H. McCURRIE (“Mr. McCurrie”) and KOPPERS INC. (“Koppers”).

WHEREAS, Mr. McCurrie has been employed by Koppers since October 13, 2003, most recently as Senior Vice President, Business Development;

WHEREAS, Mr. McCurrie’s employment with Koppers will terminate on July 25, 2014;

WHEREAS, as the result of the termination of his employment by Koppers, Mr. McCurrie is eligible for 114 weeks of his final base annual salary as severance pay under the terms of Section 8(c) of his Employment Agreement effective October 12, 2003, as thereafter amended (the “Agreement”) provided that he signs a Release in a form acceptable to Koppers;

WHEREAS, Mr. McCurrie desires to sign this Release and receive such severance pay and other severance benefits as specified herein;

WHEREAS, Koppers and Mr. McCurrie wish also to resolve, finally and completely and with prejudice, and without judicial or administrative intervention, any and all other matters between them relating to Mr. McCurrie’s employment with Koppers, the terms and conditions of that employment, and the termination of that employment; and

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants set forth below, Mr. McCurrie and Koppers, each intending to be legally bound, agree as follows:

SECTION 1 — TERMINATION OF EMPLOYMENT

A. Termination of Employment: By his execution of this Release, Mr. McCurrie acknowledges that his employment with Koppers has been irrevocably terminated effective July 25, 2014.

B. Investment Savings Plan/Other Compensation or Benefit Plans: After July 25, 2014, Mr. McCurrie will cease to be eligible to make contributions, or receive contributions from Koppers, into the Employee Savings Plan of Koppers Inc. and Subsidiaries (the “401(k) Plan”), except that nothing in this Release affects Mr. McCurrie’s eligibility to receive, upon the termination of his employment, the vested portion of his account balance under the 401(k) Plan in accordance with the terms of the 401(k) Plan. In addition, as of July 26, 2014, Mr. McCurrie will cease to be eligible to participate in all other compensation or benefit plans or programs sponsored by Koppers including, but not limited to, the Travel Accident Insurance Plan of Koppers Inc. for Regular Salaried Employees, the Koppers’ Executive Long Term Disability Plan, and the Koppers’ Salary Continuation Plan, except as otherwise specifically provided in this Release. Mr. McCurrie will also cease to be eligible, as of July 26, 2014, for the payment by, or reimbursement from, Koppers for any club dues in connection with his membership at St. Clair Country Club, the Duquesne Club and any other dinner or social clubs to which he belongs. Finally, Mr. McCurrie is not eligible to participate in either the Senior Management Corporate Incentive Plan, the Global CMC KVA Plan or any other applicable annual incentive plans for 2014 (collectively, the “2014 Annual Bonus Plans”).

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C. Long Term Incentive Plan: Pursuant to the terms of the Award Agreements under the Long Term Incentive Plan, all of Mr. McCurrie’s outstanding unvested time-based and performance-based awards will be cancelled as of July 25, 2014. In addition, Mr. McCurrie’s outstanding unvested stock options will be cancelled as of July 25, 2014. To the extent that Mr. McCurrie has outstanding vested stock options, the terms of such options shall continue to be governed by the provisions of the applicable Stock Option Award Agreement(s).

D. Retirement & SERP Plans: Mr. McCurrie’s right to benefits under (i) the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, as amended, (ii) the Koppers Inc. Supplemental Executive Retirement Plan I, as amended, and (iii) the Koppers Inc. Supplemental Executive Retirement Plan II, as amended, shall be determined solely by reference to the terms and conditions set forth in such plans and nothing contained herein is intended to or shall increase or decrease the benefits otherwise payable to Mr. McCurrie thereunder.

E. Benefit Restoration Plan: Mr. McCurrie’s right to benefits under the Koppers Holdings Inc. Benefit Restoration Plan shall be determined solely by reference to the terms and conditions set forth therein and nothing contained herein is intended to or shall increase or decrease the benefits otherwise payable to Mr. McCurrie thereunder.

F. Vacation: Upon the termination of his employment with Koppers, Mr. McCurrie will be entitled to be paid for 33 days of unused current and accrued vacation as of July 25, 2014. Such payment shall be made in accordance with Koppers’ applicable vacation and payroll policies.

G. Company Property: Before accepting any monetary payment from Koppers pursuant to Section 2 below, Mr. McCurrie promises to return to Koppers all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, cell phones, computers, iPads, and any other property of Koppers or any other Released Party in his possession.

SECTION 2 — SEVERANCE PAY

For purposes of this Release, the period from July 26, 2014, through September 30, 2016, will hereinafter be referred to as the “Severance Pay Period.”

A. Severance Payment: During the Severance Pay Period and provided that Mr. McCurrie signs and does not revoke this Release, Mr. McCurrie shall receive from Koppers periodic severance payments equal to his regular monthly salary of Thirty Two Thousand Eight Hundred Fifty Dollars ($32,850.00), less standard deductions and tax withholdings required by law. Each monthly severance payment will be made by Koppers in two installments, consisting of a mid-month advance on the regular Koppers mid-month pay date and a final month-end payment on the regular Koppers month-end pay date. Koppers’ total gross payment hereunder to Mr. McCurrie shall be eight hundred sixty-four thousand two hundred and eight dollars ($864,208), and Mr. McCurrie expressly acknowledges that said gross payment constitutes severance pay being paid to him in installments during the Severance Pay Period.

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B. Benefits to Which Mr. McCurrie will be Eligible: During the Severance Pay Period, Mr. McCurrie and, as may be applicable, his spouse and other eligible dependents, will continue to be covered under all group health insurance benefits substantially similar to those that Mr. McCurrie was receiving immediately prior to the beginning of the Severance Pay Period, including without limitation the following plans of Koppers, provided that Mr. McCurrie elects to continue coverage and pays the employee share of premiums, where applicable, and provided, further, that such benefits shall be reduced to the extent Mr. McCurrie or his spouse or other eligible dependents receive comparable benefits as the result of Mr. McCurrie being covered under another employer’s program of insurance benefits: (i) Comprehensive Medical Benefits Plan of Koppers Inc. for Salaried Employees; (ii) Dental Expense Plan for Salaried Employees of Koppers Inc.; and (iii) Vision Plan. Coverage under these plans shall cease and forever terminate on September 30, 2016, except as otherwise permitted by the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The date of the “qualifying event” for purposes of Mr. McCurrie electing, at his sole expense, continued health coverage under the Koppers sponsored health plan pursuant to the continuation coverage provisions of COBRA as the result of his termination shall be July 25, 2014. In addition, during the Severance Pay Period and until September 30, 2016, Mr. McCurrie will continue to be covered under all life, disability, and accident (other than travel accident) insurance benefits substantially similar to those that Mr. McCurrie was receiving immediately prior to the beginning of the Severance Pay Period, including without limitation the following insurance plans of Koppers, provided that Mr. McCurrie elects to continue coverage and pays the employee share of premiums, where applicable, and provided, further, that such benefits shall be reduced to the extent that Mr. McCurrie or his spouse or eligible dependents receive comparable benefits as the result of Mr. McCurrie being covered under another employer’s program of insurance benefits: (i) Group Life Insurance Plan of Koppers Inc. for Salaried Employees; (ii) the Koppers’ Executive Long Term Disability Plan; and (iii) the Koppers Accidental Death and Dismemberment Plan. Coverage under these plans shall cease and forever terminate on September 30, 2016. In addition, Mr. McCurrie may continue to participate in the Koppers Flexible Benefits Plan for the 2014 Plan year, after which his participation will cease and terminate. Mr. McCurrie understands and agrees that Koppers has the right to terminate, freeze, or otherwise amend any of the foregoing Plans whereupon Mr. McCurrie or his spouse or other eligible dependents shall have no greater right to benefits than other senior-management level participants (or their eligible spouses or dependents) in said Plans. Should Mr. McCurrie become covered by another employer-sponsored health or insurance plan at any time prior to the last scheduled severance payment he receives under paragraph A above, Mr. McCurrie agrees to notify Koppers in writing within 10 days of such event.

C. Indemnification/Directors and Officers Liability Insurance: Koppers’ obligations to indemnify and defend Mr. McCurrie with respect to matters arising out of Mr. McCurrie’s performance during his employment with Koppers shall continue after Mr. McCurrie’s termination to the same extent that they existed prior to such termination. Koppers will, at all times, maintain in force and effect Directors and Officers Liability Insurance with respect to Mr. McCurrie’ employment with Koppers.

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D. Accrued Obligations: Within five days following the date of Mr. McCurrie’s termination of employment with Koppers, Koppers shall pay Mr. McCurrie his full base salary earned through the date of such termination, plus all other amounts to which Mr. McCurrie is entitled under any incentive, bonus or other compensation plan of Koppers, at the time such payments are due.

E. Sufficiency of Consideration: Mr. McCurrie expressly acknowledges that, during the Severance Pay Period and otherwise, he shall not receive any payment or benefit from Koppers other than those specified above and that Koppers shall not be required to make any further payment or provide any further benefit to him or on his behalf, for any reason whatsoever, either during the Severance Pay Period or thereafter. Mr. McCurrie acknowledges and agrees that Koppers’ undertakings are significantly and substantially in addition to those benefits to which Mr. McCurrie was or is otherwise entitled, and Mr. McCurrie acknowledges that these undertakings by Koppers are adequate consideration for all terms and covenants, including those in Section 4 below, contained in this Release.

Section 3 — Complete Release

A. In General: Mr. McCurrie agrees to irrevocably and unconditionally release any and all Claims he may now have against Koppers and the Released Parties as set forth in this Section 3.

B. Released Parties: The Released Parties are Koppers, Koppers Holdings Inc., and their related Koppers entities and, with respect to each of them, their predecessors and successors; all of their employees, officers, directors, agents, insurers, employee benefit plans, funds, programs, or arrangements providing pension, welfare, and fringe benefits; and their successors and/or assigns, jointly and individually.

C. Claims Released: Mr. McCurrie understands and agrees that he is releasing all known and unknown claims, promises, causes of action, or similar rights of any type that he may have (the “Claims”) against any Released Party arising out of or in any way related to his employment with Koppers, the terms and conditions of his employment with Koppers, the termination of his employment with Koppers, and the continuing effects thereof. Mr. McCurrie further understands that the Claims he is releasing may arise under many different laws and under any possible legal, equitable, statutory, contractual, or tort theory, including, but by no means limited to:

1. Anti-discrimination statutes, such as all Claims under any federal, state, or local law, statute, ordinance, regulation, or executive order that prohibits employment discrimination, harassment, or retaliation based on religion, national origin, ancestry, marital status, sex, sexual orientation, age, race, color, handicap, disability, retaliation, or any other characteristic proscribed by law or activity protected by law, including but not limited to the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991, 42 U.S.C. §1981; the Equal Pay Act; the Americans with Disabilities Act; the Pennsylvania Human Relations Act; the Pittsburgh City Code, and any other federal, state, or local law, and any amendments thereto, that prohibits employment discrimination, harassment or retaliation of any kind.

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2. Federal, state, and local employment statutes, such as all Claims under the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; all Claims under the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and all Claims under any law that restricts an employer’s right to terminate employees or otherwise regulates employment, including but not limited to whistleblower laws.

3. Tort and Contract Claims, such as all Claims of wrongful or constructive discharge, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, and breach of covenants of good faith and fair dealing; and all similar or related Claims.

4. Other examples of released Claims, include, but are not limited to all Claims for compensation, bonuses, cash awards, lost wages, vacation pay or sick pay; all Claims for short-term or long-term disability benefits; all Claims for severance or separation pay or benefits under the Koppers Inc. Severance Pay Plan for Salaried Employees or otherwise; and all Claims for attorneys’ fees or other indemnities.

Mr. McCurrie understands that he is releasing Claims that he may not know about. It is his knowing and voluntary intent to release such Claims, even though he recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Release. Nevertheless, Mr. McCurrie is assuming that risk and agrees that this Release shall remain effective in all respects in any such case. Mr. McCurrie expressly waives all rights he might have under any law that is intended to protect him from waiving unknown claims and he understands the significance of doing so. Mr. McCurrie also covenants that, to his knowledge, he has not sustained any work-related injury during his employment at Koppers.

D. Rights Not Released: Mr. McCurrie does not waive, nor shall this Release be construed to waive, any right which is not subject to waiver as a matter of law, or any right which arises after the Effective Date of this Release.

SECTION 4 — MR. MCCURRIE’S PROMISES

A. Pursuit of Released Claims: Mr. McCurrie represents that he has not filed or caused to be filed, and agrees that he will not file or cause to be filed, any lawsuit of any kind arising out of or relating to his employment with Koppers, the terms and conditions of that employment, or the termination of his employment. This Release does not prohibit Mr. McCurrie from filing an administrative charge of alleged employment discrimination, harassment, or retaliation under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, or the Equal Pay Act of 1963; however, Mr. McCurrie represents that he has not to date filed or caused to be filed any such administrative charge and, further, agrees that he hereby waives any right to monetary or other recovery should any federal, state, or local administrative agency pursue any claim on his behalf. This means that by signing this Release, Mr. McCurrie has waived any right he had to obtain a recovery if an administrative agency pursues a

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claim against Koppers or any of the Released Parties based on any action taken by Koppers or any of the Released Parties up to the Effective Date of this Release and that he will have released Koppers and the Released Parties of any and all claims, and the continuing effects of any and all claims, of any nature arising up to the Effective Date of this Release.

B. Non-admission of Liability: Mr. McCurrie agrees that Koppers’ entry into this Release is not to be construed as, and is not, an admission that Koppers violated any of its duties or obligations to him or treated him improperly, unlawfully, or unfairly in any manner whatsoever. Neither this Release nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as, evidence of an admission by Koppers of any violation of or failure to comply with any federal, state, or local law, common law, agreement, rule, regulation, or order.

C. Non-Disparagement: Mr. McCurrie agrees not to make any disparaging statements about Koppers or any Released Party to any of Koppers’ past, present or future customers, employees, clients, contractors, suppliers, or to the media or to any other person either orally or by any other medium of communication, including Internet communication. Koppers agrees that no officer or director of Koppers shall make any disparaging statements about Mr. McCurrie to any of Koppers’ past, present or future customers, employees, clients, contractors, suppliers, or to the media or to any other person either orally or by any other medium of communication, including Internet communication. As used herein, the term “disparaging statement” means any communication, oral or written, which would cause or tend to cause humiliation or embarrassment or to cause a recipient of such communication to question the business condition, integrity, products, services, quality, confidence or good character of Mr. McCurrie, Koppers or any Released Party.

D. Covenants in Agreement: Mr. McCurrie hereby reaffirms his obligations to comply in all respects with the covenants and agreements set forth in Section 6 of the Agreement, and that such covenants and agreements survive the termination of the Agreement and his employment. Mr. McCurrie acknowledges and agrees that such covenants were entered into in order to induce Koppers to employ him and that his employment by Koppers was full and sufficient consideration to him for such covenants. He agrees further that the severance payments and benefits provided hereunder serve as additional consideration to support such covenants. NOTHING CONTAINED IN THIS PARAGRAPH OR IN THIS AGREEMENT IS INTENDED OR SHALL BE CONSTRUED TO MODIFY IN ANY RESPECT THE FORFEITURE PROVISIONS SET FORTH IN THE KOPPERS INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN I OR II, AS AMENDED.

SECTION 5 — REVIEW AND REVOCATION

A. Review: Mr. McCurrie acknowledges and agrees that his waiver of rights under this Release is knowing and voluntary and complies in full with all criteria set forth under the Pennsylvania Human Relations Act, and further complies in full with all criteria set forth in the regulations promulgated under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, and any and all federal, state, and local laws, regulations, and orders. Mr. McCurrie expressly warrants that he is advised hereby in writing of his right to consult with an attorney prior to executing this Release. Mr. McCurrie further expressly

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warrants that he has had the opportunity to consult with, and to be advised by, an attorney before executing this Release to help him fully understand and appreciate its legal effect. Mr. McCurrie acknowledges that he has been afforded the opportunity to consider this Release up to and including August 18, 2014, which is a period of over 21 days. Mr. McCurrie may decide to sign this Release prior to the expiration of the aforesaid period; however, it may not be signed by him prior to the day (July 26, 2014) after his last day of employment with Koppers. Mr. McCurrie agrees, pursuant to 29 C.F.R. Section 1625.22(e)(4), that any changes made to this Release after the date he receives it and before the date he signs it, are immaterial and will not restart the running of the statutory period in which to consider this Release.

B. Delivery: Mr. McCurrie shall cause the delivery of the executed Counterparts of this Release to be made by August 18, 2014, to Koppers Inc., Attention: Steven R. Lacy, 436 Seventh Avenue, Pittsburgh, PA 15219. This Release shall be void and of no effect if the signed Counterparts are not delivered to Mr. Lacy at the aforesaid address by August 18, 2014. This Release shall also be void and of no effect if the Counterparts are signed by Mr. McCurrie prior to July 26, 2014, and delivered to Mr. Lacy prior to July 26, 2014.

C. Revocation: Mr. McCurrie shall have a period of seven (7) days following his execution of this Release to revoke it, and this Release shall not be effective or enforceable prior to the expiration of that period. Revocation can be made by delivering a written notice to Koppers Inc., Attention: Steven R. Lacy, 436 Seventh Avenue, Pittsburgh, PA 15219 (at fax # 412-227-2333). The revocation of this Release by Mr. McCurrie will automatically revoke the terms described in Section 2 above. If Mr. McCurrie does not advise Koppers in writing that he revokes this Release within seven days of his execution of it, this Release shall be forever enforceable. The eighth day following Mr. McCurrie’s execution of this Release shall be deemed the Effective Date of this Release.

SECTION 6 — MISCELLANEOUS

A. Entire Agreement: Mr. McCurrie understands and agrees that the terms and conditions of this Release constitute the full and complete understandings, agreements, and promises between him and Koppers with respect to all matters covered by this Release, that the terms and conditions of this Release cancel and supersede any prior understandings or agreements that may have been between Mr. McCurrie and Koppers with respect to all matters covered by this Release except as otherwise provided herein, and that no other promise or inducement has been offered to him except as set forth herein. For the avoidance of doubt, Mr. McCurrie understands and agrees that this Release supersedes the Agreement, except for the covenants and agreements set forth in Section 6 of the Agreement, which are incorporated herein by reference.

B. Amendment: This Release may not be amended, modified, waived, or cancelled except by a writing signed by each party hereto. No waiver of any provision of this Release shall be effective as against the waiving party unless such waiver is in writing and signed by the waiving party.

C. Severability/Interpretation: If any term, condition, clause, or provision of this Release shall be determined by a court of competent jurisdiction to be void or invalid at law, or for any other reason, then only that term, condition, clause, or provision, as is determined to be void or invalid,

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shall be stricken from this Release, and this Release shall remain in full force and effect in all other respects. This Release shall be governed by the statutes and common law of the Commonwealth of Pennsylvania.

D. Compliance with Section 409A: It is the intent of the parties that the severance benefits provided under Section 2 shall, to the maximum extent possible, qualify for the short term deferral exception, the separation pay plan exception or other applicable exception under Section 409A of the Internal Revenue Code of 1986, as amended, including the applicable regulations (“Section 409A”), so that none of the payments and benefits will result in adverse tax consequences, including tax penalties under Section 409A. Any ambiguities in the Release will be interpreted to comply with this intent. Each severance benefit and each installment of a severance payment or benefit shall be deemed a separate payment under this Release. Each payment under this Release is intended to be treated as one of a series of separate payments for purposes of Section 409A. The severance payments due to Mr. McCurrie under Section 2.A. of this Release are payable to him under Section 8(c) of the Agreement, which payments were only due upon an involuntary termination within the meaning of Section 409A. If Mr. McCurrie would be entitled to a payment during the six month period beginning on the effective date of his termination that is not otherwise excluded under Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to Mr. McCurrie until the earlier of the six month anniversary of the effective date of his termination or his death and will be accumulated and paid on the first day of the seventh month following the effective date of termination. Notwithstanding any provision of this Release to the contrary, in no event shall the timing of Mr. McCurrie’s execution of this Release, directly or indirectly, result in Mr. McCurrie designating the calendar year of payment, and if a payment under this Release is payable within 60 days after the date of termination and is considered deferred compensation under Section 409A, the payment shall be made on the 60th day after the date of termination. Notwithstanding the foregoing, if any provision of this Release needs to be revised or if any correction needs to be undertaken in order to satisfy the requirements of Section 409A, then such provision shall be modified or restricted or such correction shall be undertaken by Koppers to the extent and in the manner necessary to be in compliance with all applicable requirements of the Internal Revenue Code, provided that any such modification or correction shall be undertaken in a manner that maintains the same economic results as those intended under the Agreement and this Release.

E. Successors: This Release binds Mr. McCurrie, his heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

F. Counterparts: This Release may be signed in two counterparts, each of which shall be deemed an original when signed and shall constitute the same instrument. Koppers shall retain Counterpart No. 1 of this Release and Mr. McCurrie shall retain Counterpart No. 2 of this Release.

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Mr. McCurrie acknowledges that he has carefully read the foregoing Release, that he understands completely its contents, that he understands the significance and consequence of signing it, and that he intends to be legally bound by its terms. Mr. McCurrie further acknowledges that he has had a reasonable and sufficient period of time within which to consider this Release and that he has had the opportunity to review this Release with counsel. Mr. McCurrie swears that he has agreed to and signed this Release voluntarily and as his own free will, act, and deed, and for full and sufficient consideration.

IN WITNESS WHEREOF, BRIAN H. McCURRIE and KOPPERS INC. have executed this Confidential Agreement and General Release on the dates set forth below.

/s/ Brian H. McCurrie		KOPPERS INC.
BRIAN H. McCURRIE

Date:	7/29/14	By:	/s/ Steven R. Lacy

		Title:	Senior Vice President, Administration, General Counsel and Secretary

		Date:	7/29/14

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